Altra Industrial Motion, Inc. 14 Hayward Street Quincy, MA 02171 Tel 617.328.3300 Fax 617.479.6238
ALTRA INDUSTRIAL MOTION ANNOUNCES REVISED RESULTS FOR THE
THIRD QUARTER 2006
QUINCY, MA — November 10, 2006
Altra Industrial Motion, Inc. announced certain revisions to its unaudited financial results for the third quarter and nine months ended September 29, 2006 related to an increase in the gain on curtailment of post-retirement benefits. The revisions were the result of a corrected actuarial report received by the Company while preparing its Form 10-Q. The revision resulted in an increase in operating income of $2.4 million for both the third quarter and nine months ended September 29, 2006 from that which the Company previously reported on October 30, 2006. Net income increased $1.5 million for both the third quarter and nine months ended September 29, 2006 from amounts previously reported.
Altra Industrial Motion, Inc.

	(Unaudited)
Statement of Operations Data:	13 Weeks Ended		39 Weeks Ended
	September 29, 2006		September 29, 2006
In Thousands of Dollars	Previously Reported	Revised	Previously Reported	Revised
Net sales	$112,953	$112,953	$347,511	$347,511
Cost of sales	82,528	82,528	252,959	252,959

Gross profit	30,425	30,425	94,552	94,552
Selling, general & operating expenses	20,858	20,858	61,171	61,171
Gain on curtailment of post-retirement benefits	(1,450)	(3,838)	(1,450)	(3,838)

Operating income	11,017	13,405	34,831	37,219
Interest expense	6,345	6,345	17,571	17,571
Other (income) expense	734	734	647	647

Income before taxes	3,938	6,326	16,613	19,001
Income taxes	1,491	2,377	6,165	7,051

Net income	$2,447	$3,949	$10,448	$11,950

Altra Industrial Motion, Inc. is a leading multinational designer, producer and marketer of a wide range of mechanical power transmission products. The company brings together strong brands covering over 35 product lines with production facilities in six countries and sales coverage in over 70 countries. Our leading brands are Ameridrives, Boston Gear, Warner Electric, Formsprag Clutch, Industrial Clutch, Kilian, Marland Clutch, Nuttall Gear, Stieber and Wichita Clutch, Twiflex Limited, Bibby Transmissions, Matrix International, Inertia Dynamics and Huco Dynatork.
This press release includes statements which are forward looking within the meaning of applicable securities laws. These statements may include or imply projections of future performance that are based upon the company’s expectations or assumptions. These expectations and assumptions, as well as the company’s future performance, are subject to a number of risks and uncertainties. Factors that could cause actual results to differ from projected results are discussed in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. Altra Industrial Motion, Inc. is under no obligation to, and expressly disclaims any obligation to, update or, alter its forward looking statements, whether as a result of new information, future events or otherwise.
SOURCE: Altra Industrial Motion documents
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CONTACT INFORMATION:
David Wall
Chief Financial Officer
Phone: (617) 689-6380
Email: david.wall@altramotion.com